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                        ML FUTURES INVESTMENTS L.P.
                        (A DELAWARE LIMITED PARTNERSHIP)


                        Financial Statements for the years ended
                        December 31, 2002, 2001 and 2000 and
                        Independent Auditors' Report


[MERRILL LYNCH LOGO]

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ML FUTURES INVESTMENTS L.P.
(A Delaware Limited Partnership)

TABLE OF CONTENTS
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
                                                                                                           PAGE
                                                                                                           ----
INDEPENDENT AUDITORS' REPORT                                                                                  1

FINANCIAL STATEMENTS:

  Statements of Financial Condition as of December 31, 2002 and 2001                                          2

  Statements of Income for the years ended December 31, 2002, 2001 and 2000                                   3

  Statements of Changes in Partners' Capital for the years ended December 31, 2002, 2001 and 2000             4

  Financial Data Highlights for the year ended December 31, 2002                                              5

  Notes to Financial Statements                                                                            6-10

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INDEPENDENT AUDITORS' REPORT


To the Partners of
ML Futures Investments L.P.:

We have audited the accompanying statements of financial condition of ML Futures Investments L.P. (the "Partnership") as of December 31, 2002 and 2001, and the related statements of income and of changes in partners' capital for each of the three years in the period ended December 31, 2002 and the financial data highlights for the year ended December 31, 2002. These financial statements and financial data highlights are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements and financial data highlights based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial data highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements and financial data highlights present fairly, in all material respects, the financial position of ML Futures Investments L.P. as of December 31, 2002 and 2001, and the results of its operations and changes in its partners' capital and the financial data highlights for each of the periods presented in conformity with accounting principles generally accepted in the United States of America.


DELOITTE & TOUCHE LLP


New York, New York
March 3, 2003

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ML FUTURES INVESTMENTS L.P.
(A Delaware Limited Partnership)

STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 2002 AND 2001
--------------------------------------------------------------------------------

                                                                       2002                2001
                                                                  --------------      --------------
ASSETS

Investment in MM LLC (Note 2)                                     $   11,852,508      $   12,802,184
Receivable from investment in MM LLC (Note 2)                             17,205              93,869
                                                                  --------------      --------------

        TOTAL                                                     $   11,869,713      $   12,896,053
                                                                  ==============      ==============

LIABILITIES AND PARTNERS' CAPITAL

LIABILITIES:
  Redemptions payable (Note 1)                                    $       17,205      $       93,869
                                                                  --------------      --------------

     Total liabilities                                                    17,205              93,869
                                                                  --------------      --------------

PARTNERS' CAPITAL TO BE TRANSFERRED (Note 3)
  General Partner (468 Units and 540 Units)                              123,877             136,997
  Limited Partners (44,310 Units and 49,922 Units)                    11,728,631          12,665,187
                                                                  --------------      --------------

     Total partners' capital                                          11,852,508          12,802,184
                                                                  --------------      --------------

        TOTAL                                                     $   11,869,713      $   12,896,053
                                                                  ==============      ==============

NET ASSET VALUE PER UNIT PRIOR TO TRANSFER
   (Notes 1 and 3)
   (Based on 44,778 and 50,462 Units outstanding)                 $       264.69      $       253.70
                                                                  ==============      ==============

See notes to financial statements.

                                        2
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ML FUTURES INVESTMENTS L.P.
(A Delaware Limited Partnership)

STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000
--------------------------------------------------------------------------------

                                                                    2002              2001                2000
                                                               -------------      -------------       ------------
REVENUES
Trading profit (loss):
  Realized                                                     $   1,159,500      $   2,049,532       $    612,769
  Change in unrealized                                               351,754           (913,578)           855,288
  Settlement proceeds (Note 7)                                       109,968                  -                  -
                                                               -------------      -------------       ------------

     Total trading results                                         1,621,222          1,135,954          1,468,057
                                                               -------------      -------------       ------------

Interest income                                                      236,922            473,244            850,698
                                                               -------------      -------------       ------------

     Total revenues                                                1,858,144          1,609,198          2,318,755
                                                               -------------      -------------       ------------

EXPENSES
Brokerage commissions                                              1,036,007          1,181,604          1,264,386
Administrative fee                                                    29,600             33,760             36,125
Profit Share                                                         315,044            261,917            309,854
                                                               -------------      -------------       ------------

     Total expenses                                                1,380,651          1,477,281          1,610,365
                                                               -------------      -------------       ------------

NET INCOME                                                     $     477,493      $     131,917       $    708,390
                                                               =============      =============       ============

NET INCOME PER UNIT:

  Weighted average number of General Partner
  and Limited Partner Units outstanding (Note 6)                      47,878             53,319             63,836
                                                               =============      =============       ============

  Net income per weighted average
  General Partner and Limited Partner Unit                     $        9.97      $        2.47       $      11.10
                                                               =============      =============       ============

All income and expense is derived from the invesment in MM LLC (Note 2) See notes to financial statements.

                                        3
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ML FUTURES INVESTMENTS L.P.
(A Delaware Limited Partnership)

STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000
--------------------------------------------------------------------------------

                                      UNITS         GENERAL PARTNER         LIMITED PARTNERS          TOTAL
                                  ------------      ---------------         ----------------       -------------
PARTNERS' CAPITAL,
  DECEMBER 31, 1999                     71,633      $       244,458         $     16,807,496       $  17,051,954

Net income                                   -                7,845                  700,545             708,390

Redemptions                            (14,912)             (98,199)              (3,401,256)         (3,499,455)
                                  ------------      ---------------         ----------------       -------------

PARTNERS' CAPITAL,
  DECEMBER 31, 2000                     56,721              154,104               14,106,785          14,260,889

Net income                                   -                2,401                  129,516             131,917

Redemptions                             (6,259)             (19,508)              (1,571,114)         (1,590,622)
                                  ------------      ---------------         ----------------       -------------

PARTNERS' CAPITAL,
  DECEMBER 31, 2001                     50,462              136,997               12,665,187          12,802,184

Net income                                   -                5,538                  471,955             477,493

Redemptions                             (5,684)             (18,658)              (1,408,511)         (1,427,169)
                                  ------------      ---------------         ----------------       -------------

PARTNERS' CAPITAL,
  DECEMBER 31, 2002                     44,778      $       123,877         $     11,728,631       $  11,852,508
                                  ============      ===============         ================       =============

See notes to financial statements.

                                        4
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ML FUTURES INVESTMENTS L.P.
(A Delaware Limited Partnership)

FINANCIAL DATA HIGHLIGHTS
FOR THE YEAR ENDED DECEMBER 31, 2002
--------------------------------------------------------------------------------

The following per Unit data and ratios have been derived from information provided in the financial statements and the financial statements of MM LLC.

Increase (Decrease) in Net Asset Value

PER UNIT OPERATING PERFORMANCE:

Net asset value, beginning of period                             $  253.70

Realized trading profit                                              24.96
Change in unrealized                                                  7.68
Settlement proceeds                                                   2.35
Interest income                                                       4.93
Expenses                                                            (28.93)
                                                                 ---------

Net asset value, end of period                                   $  264.69
                                                                 =========

Total investment return, compounded monthly                           4.33%
                                                                 =========

RATIOS TO AVERAGE NET ASSETS:

Expenses                                                             11.49%
                                                                 =========

Net income                                                            3.97%
                                                                 =========

See notes to financial statements.

                                        5
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ML FUTURES INVESTMENTS L.P.
(A Delaware Limited Partnership)

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Organization

    ML Futures Investments L.P. (the "Partnership") was organized under the Delaware Revised Uniform Limited Partnership Act on November 14, 1988 and commenced trading activities on March 1, 1989. The Partnership engages, through an investment in a limited liability company (see below), in the speculative trading of futures, options on futures, forwards and options on forward contracts on a wide range of commodities. MLIM Alternative Strategies LLC ("MLIM AS LLC"), a wholly-owned subsidiary of Merrill Lynch Investment Managers, LP ("MLIM"), which, in turn, is an indirect wholly-owned subsidiary of Merrill Lynch & Co., Inc. ("Merrill Lynch"), is the general partner of the Partnership. Merrill Lynch, Pierce, Fenner & Smith Incorporated (MLPF&S") is the Partnership's commodity broker. MLIM AS LLC has agreed to maintain a general partner's interest of at least 1% of the total capital in the Partnership. MLIM AS LLC and each Limited Partner share in the profits and losses of the Partnership in proportion to their respective interests in it.

    Many of the multi-advisor funds (the "Multi-Advisor Funds") sponsored by MLIM AS LLC, including the Partnership, allocate their assets to a number of the same independent advisors (the "Advisors"). These Multi-Advisor Funds invest in a limited liability company, ML Multi-Manager Portfolio LLC ("MM LLC"), a Delaware limited liability company, which operates a single account with each Advisor selected. MM LLC is managed by MLIM AS LLC, has no investors other than the Multi-Advisor Funds and serves solely as the vehicle through which the assets of such Multi-Advisor Funds are combined in order to be managed through single rather than multiple accounts. The following notes relate to the operation of the Partnership through its investment in MM LLC. MLIM AS LLC, on an ongoing basis, may change the number of Multi-Advisor Funds investing in MM LLC. As of December 2002, 2001 and 2000, the Partnership's percentage ownership share of MM LLC was 6.83%, 6.35%, and 5.76%, respectively. MLIM AS LLC selects the Advisors to manage MM LLC's assets, and allocates and reallocates such trading assets among existing, replacement and additional Advisors.

    Effective after the close of business on December 31, 2002, six of the Multi-Advisor Funds were combined into a new single Partnership. For further discussion of this combination, see Note 3.

    Estimates

    The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    Revenue Recognition

    Commodity futures, options on futures, forwards and options on forward contracts are recorded on the trade date and open contracts are reflected in net unrealized profit on open contracts in the Statements of Financial Condition of MM LLC at the difference between the original contract value and the market value (for those commodity interests for which market quotations are readily available) or at fair value. The change in unrealized profit (loss) on open contracts from one period to the next is reflected in

                                        6
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    Change in unrealized under Trading profit (loss) in the Statements of Income of MM LLC. See Note 2 for discussion of revenue recognition for the Partnership's investment in MM LLC.

    Foreign Currency Transactions

    The Partnership's functional currency is the U.S. dollar; however, it transacts business in currencies other than the U.S. dollar through MM LLC. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the dates of the Statements of Financial Condition. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in total trading results.

    Operating Expenses

    MLIM AS LLC pays for all routine operating costs (including legal, accounting, printing, postage and similar administrative expenses) of the Partnership. MLIM AS LLC receives an administrative fee as well as a portion of the brokerage commissions paid to MLPF&S, by the Partnership, through MM LLC (see Note 4).

    No selling commissions have been paid directly by the Limited Partners. All selling commissions are paid by MLIM AS LLC.

    Income Taxes

    No provision for income taxes has been made in the accompanying financial statements as each Partner is individually responsible for reporting income or loss based on such Partner's respective share of the Partnership's income and expenses as reported for income tax purposes.

    Distributions

    The Limited Partners are entitled to receive, equally per Unit, any distributions, which may be made by the Partnership. No such distributions have been declared for the years ended December 31, 2002, 2001 or 2000.

    Redemptions

    A Limited Partner may redeem some or all of such Partner's Units at Net Asset Value as of the close of business on the last business day of any month upon ten calendar days' notice.

    Dissolution of the Partnership

    The Partnership will terminate on December 31, 2008 or at an earlier date if certain conditions occur, as well as under certain other circumstances as set forth in the Limited Partnership Agreement.

    Reclassification

    Certain 2001 and 2000 information has been reclassified to conform to the 2002 presentation.

2.  INVESTMENT IN MM LLC

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    The Partnership places all of its assets in MM LLC. The financial statements of MM LLC are bound together with this report and should be read in conjunction with the Partnership's financial statements. The investment in MM LLC is reflected in the financial statements at fair value based upon the Partnership's interest in MM LLC. Fair value of the investment in MM LLC is equal to the market value of the net assets of MM LLC allocable to the Partnership as investor. The resulting difference between cost and fair value is reflected on the Statements of Income as Income from investment.

3.  COMBINATION OF MULTI-ADVISOR FUNDS

    Effective after the close of business on December 31, 2002, the Partnership combined its net assets with five other similar Multi-Advisor Funds to form a new ML Futures Investments L.P. (the "Combined Partnership") in a tax free reorganization. All of the Partnership's investors received 264.6949 new units of the Combined Partnership with an initial Net Asset Value per Unit of $1.00 in exchange for each of their original Units. The aggregate Net Asset Value of each investor's new Units is equal to the aggregate Net Asset Value of their original Units. Conversion of the shares had no adverse economic effect on investors in any of the Multi-Advisor Funds. MLIM AS LLC contributed $192 to the Partnership, the amount necessary due to the effects of rounding, to insure all investors received shares equal in value to their original holdings. The Combined Partnership will continue to invest through MM LLC and the combination of the Multi-Advisor Funds did not change the operations of MM LLC. The Combined Partnership's percentage of ownership of MM LLC was 32.32% immediately after the combination.

    Following is a condensed statement of financial condition for the Combined Partnership immediately after the combination

                    Assets                $    56,508,105
                                          ===============

                    Liabilities           $       451,772
                    Partners' Capital          56,056,333
                                          ---------------

                    Total                 $    56,508,105
                                          ===============

4.  RELATED PARTY TRANSACTIONS

    The Partnership's U.S. dollar assets invested in MM LLC are maintained at MLPF&S. On assets held in U.S. dollars, Merrill Lynch credits MM LLC with interest at the prevailing 91-day U.S. Treasury bill rate. MM LLC is credited with interest on any of its assets and net gains actually held by Merrill Lynch in non-U.S. dollar currencies at a prevailing local rate received by Merrill Lynch. Merrill Lynch may derive certain economic benefit, in excess of the interest, which Merrill Lynch pays to MM LLC from possession of such assets.

    Merrill Lynch charges the Partnership, through MM LLC, Merrill Lynch's cost of financing realized and unrealized losses on MM LLC's non-U.S. dollar-denominated positions.

    Through its investment in MM LLC, the Partnership pays brokerage commissions to MLPF&S at a flat monthly rate equal to .729 of 1% (an 8.75% annual rate) and pays MLIM AS LLC a monthly administrative fee of .021 of 1% (a 0.25% annual rate) of the Partnership's month-end assets. After the combination of the Multi-Advisor Funds, the brokerage commission rate will be reduced to .7083% of 1% (an 8.50% annual rate). Month-end assets are not reduced for purposes of calculating brokerage commissions and administrative fees by any accrued brokerage commissions, administrative fees, Profit Shares or other fees or charges.

                                        8
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    MLPF&S currently pays the Advisors, through MM LLC, annual Consulting Fees up to 2.50% of the Partnership's average month-end assets allocated to them for management, after reduction for a portion of the brokerage commissions.

5.  ADVISORY AGREEMENTS

    Pursuant to the Advisory Agreements among the Advisors, MM LLC and MLIM AS LLC, the Advisors determine the commodity futures, options on futures, forwards and options on forward contracts traded on behalf of MM LLC, subject to certain rights reserved by MLIM AS LLC. The Advisory Agreements generally renew annually after they are entered into, subject to certain renewal rights.

    Profit Shares, currently ranging from 20% to 25% of any New Trading Profit, as defined, recognized by each Advisor considered individually irrespective of the overall performance of the Partnership, either as of the end of each calendar quarter or year and upon the net reallocation of assets away from an Advisor, are paid by MM LLC to each of the Advisors. Profit Shares are also paid out in respect of Units redeemed as of the end of interim months, to the extent of the applicable percentage of any New Trading Profit attributable of such Units.

6.  WEIGHTED AVERAGE UNITS

    The weighted average number of Units outstanding was computed for purposes of calculating net income per weighted average Unit. The weighted average Units outstanding for the years ended December 31, 2002, 2001 and 2000 equals the Units outstanding as of such date, adjusted proportionately for Units redeemed based on the respective length of time each was outstanding during the year.

7.  COPPER SETTLEMENT

    The Partnership, as a member of a class of plaintiffs, received a settlement payment in August 2002 relating to certain copper trades made by a number of investors, including the Partnership, during a period in the mid-1990s. Members of the class were those who purchased or sold Comex copper futures or options contracts between June 24, 1993 and June 15, 1996. The effect of the settlement payment was included in the Partnership's performance in August 2002.

8.  FAIR VALUE AND OFF-BALANCE SHEET RISK

    The Partnership invests indirectly in derivative instruments as a result of its investment in MM LLC, but does not itself hold any derivative instrument positions. The nature of this Partnership has certain risks, which cannot be presented on the financial statements.

    Market Risk

    Derivative instruments involve varying degrees of off-balance sheet market risk. Changes in the level or volatility of interest rates, foreign currency exchange rates or the market values of the financial instruments or commodities underlying such derivative instruments frequently resulted in changes in the Partnership's net unrealized profit on such derivative instruments as reflected in Statements of Financial Condition of MM LLC. The Partnership's exposure to market risk is influenced by a number of factors, including the relationships among the derivative instruments held by MM LLC as well as the volatility and liquidity of the markets in which such derivative instruments are traded.

9.  SUBSEQUENT EVENT

    On February 28, 2003, the general partner interest of the Partnership was assigned from MLIM AS LLC to Merrill Lynch Investment Managers, LLC, a wholly-owned subsidiary of MLIM, as part of an internal

                                        9
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    Merrill Lynch reorganization. This change will not affect the personnel involved in the management of the Partnership. The change will not have an impact on the Partnership's investors.


                            * * * * * * * * * * * * *

                 To the best of the knowledge and belief of the undersigned, the information contained in this report is accurate and complete.


                               Michael L. Pungello
                             Chief Financial Officer
                         MLIM Alternative Strategies LLC
                               General Partner of
                           ML Futures Investments L.P.

                                       10